Exhibit 99.1

JUNE 22, 2005

RESPONSE FROM CABLEVISION SYSTEMS CORPORATION REGARDING PROPOSAL BY THE DOLAN FAMILY GROUP

On June 19, 2005, Cablevision Systems Corporation received a proposal from the Dolan Family Group to acquire the outstanding, publicly-held interests in Cablevision Systems Corporation following a pro rata distribution of Rainbow Media Holdings.

On June 21, 2005, Cablevision Systems Corporation's Board of Directors appointed a 3-person special transaction committee consisting of independent directors to review the proposal. The special transaction committee has retained Willkie Farr & Gallagher LLP as its legal counsel.

We do not intend to comment further at this time.